EXHIBIT A

                              FOR IMMEDIATE RELEASE


                                  PRESS RELEASE

               JOHN REILLY APPOINTED NEW CEO AT STANT CORPORATION
                                  (NASDAQ-STNT)

Richmond, Indiana, January 24, 1997 - Stant Corporation (NASDAQ:STNT) today announced that it had appointed John P. "Jack" Reilly as its new President and Chief Executive Officer. Mr. Reilly will take over from David R. Paridy, who retires after serving as President and Chief Executive Officer since 1987 and an employee of Stant and its predecessors for 34 years.

         Ward W. Woods, Chairman of the Board of Stant, said, "We are grateful to David Paridy for his many years of leadership. David has implemented a number of momentous changes at Stant, including its buyout from Purolator, the initial public offering and the acquisition of Trico Products. He leaves the Company with excellent prospects for continued growth. We also look forward to Jack Reilly taking over at Stant. His relationships and extensive and successful experience in the global auto parts industry will be critical to continuing the record of strong growth at Stant."

         David R. Paridy said, "I am proud of what has been accomplished since Bessemer Holdings and management bought Stant Manufacturing in 1987. In nine years, the Company has grown from $50 million in sales generated from one product line to over $650 million from 19 product lines produced on three continents. When the Company's results for 1996 are reported, they will reflect record operating results and record earnings per share. After over three decades of association, I leave Stant in the good hands of Jack Reilly, knowing that he will lead a company which enjoys technological leadership, excellent customer relationships and strong brand identity."

         In addition to his appointment as President and Chief Executive Officer, Mr. Reilly has been appointed a director of Stant to serve until the next annual meeting of stockholders.

         Jack Reilly, who is 53, served since 1995 as Chairman of the Board, President and Chief Executive officer of Figgie International where he led a major restructuring of the company and its business units. From 1993 to 1994, he was President and Chief Operating Officer of Chicago-based Brunswick Corporation. Mr. Reilly has spent 28 years working in the automotive industry including nine with Tenneco Automotive, serving from 1987 to 1993 as President and Chief Executive Officer. Tenneco Automotive posted record earnings each year during his tenure. Earlier in his career, he played a key role in the restructuring of International Harvester (now Navistar, Inc.). Prior to that he held positions of increasing responsibility with Chrysler.


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         Mr.  Reilly held the  position  of Chairman of the Auto Parts  Advisory
Committee to the U.S. Department of Commerce on trade with Japan. He served as Chairman of the Motor and Equipment Manufacturers Association which recognized Mr. Reilly's service to the industry by presenting him with its prestigious Triangle Award in 1992. In 1991, Mr. Reilly received the Automotive Hall of Fame's Distinguished Service Citation. He was also named 1991 Automotive Aftermarket Man of the Year by Motor Magazine for his leadership in the worldwide automotive industry.

         Mr. Reilly serves as a member of the Board of Directors of Trinova Corporation, a world leader in the engineered components and systems for industrial, aerospace, defense and automotive markets. He will continue to serve as non-executive Chairman of the Board of Directors of Figgie International.

         Stant Corporation is a leading manufacturer of parts and systems for the original equipment and replacement automotive, heavy duty and industrial markets. Stant products include Stant (R) closure caps, valves, heater cores and thermostats; Trico (R) and Roberk (R) wiper blades and refills; Ideal (R) clamps: Plews (R) and Lubrimatic (R) lubrication tools and specialty tools; Tru-Flate (R) tire accessories; Edelmann (R) automotive fittings, power steering hose and remanufactured power steering units; Ideal (R) hazard warning flashers and various private label products.



Contact:          Thomas E. Schmitt
                  Sr. Vice-President and CFO
                  Stant Corporation
                  (317) 962-6655